Exhibit 10.43

Exhibit F

CONSENT TO SUBLEASE

     This Consent To Sublease Agreement (“Consent,” “Consent to Sublease” or “Agreement”) is dated June 9, 2004, for reference purposes only, and is entered into by and among RENCO INVESTMENT COMPANY, a California general partnership (“Master Landlord”), VA SOFTWARE CORPORATION, a Delaware corporation (“Sublandlord”), and AT ROAD, INC., a Delaware corporation (“Subtenant”).

Recitals

     A. Master Landlord and Sublandlord entered into that certain lease dated April 6, 2000 (“Master Lease”) for premises commonly known as 47071 and 46939 Bayside Parkway, Fremont, California (“Master Premises”).

     B. Sublandlord is entering into a sublease (“Sublease”), concurrently with this Consent to Sublease to Subtenant, for all of 47071 Bayside Parkway, Fremont, California (“47071 Premises”) and approximately 15,000 square feet of leasable area of 46939 Bayside Parkway, Fremont, California (“46939 Premises”) (collectively “Sublet Premises”), as more fully set forth in the Sublease, and Master Landlord has agreed to enter into this Agreement on the terms and conditions set forth below.

Agreement

     Now, Therefore, in consideration of the foregoing recitals and the mutual covenants contained herein, Master Landlord, Sublandlord and Subtenant hereby agree as follows:

A.	Consent to Sublease.

     1. Master Landlord hereby consents to the Sublease subject to and upon the following terms and conditions.

     2. Notwithstanding any provision of the Sublease to the contrary, unless expressly set forth herein, nothing contained in this Agreement or the Sublease shall:

          (a) operate as a consent to or approval of or ratification by Master Landlord of any specific provisions of the Sublease or as a representation or warranty by Master Landlord, or cause Master Landlord to be estopped or bound in any way by any of the provisions of the Sublease. Master Landlord has not reviewed and approved the specific terms of the Sublease nor any other agreement between Sublandlord and Subtenant, and Master Landlord shall not be bound by any agreement other than the terms of the Master Lease between Master Landlord and Sublandlord and this Consent; or

          (b) be construed to modify, waive or affect (i) any of the provisions, covenants or conditions in the Master Lease, (ii) any of Sublandlord’s obligations under the Master Lease, or (iii) any rights or remedies of Master Landlord under the Master Lease or

Consent to Sublease
June 9, 2004

otherwise; or to enlarge or increase Master Landlord’s obligations or Sublandlord’s rights under the Master Lease or otherwise; or

          (c) be deemed to make Subtenant a third party beneficiary of the provisions of the Master Lease, or create or permit any direct right of action by Subtenant against Master Landlord for breach of the covenant of quiet enjoyment or any other covenant of Master Landlord under the Master Lease; or

          (d) be construed to waive any past, present or future breach or default on the part of Sublandlord under the Master Lease; or

          (e) be construed to provide any warranties or representations by Master Landlord as to the condition of any part of the Master Premises, the Sublet Premises, or the terms of the Master Lease.

     3. The Sublease shall be subject and subordinate at all times to the Master Lease and to all of its provisions, covenants and conditions. In case of any conflict between the provisions of the Master Lease and the provisions of the Sublease, the provisions of the Master Lease shall prevail unaffected by the Sublease as between Master Landlord and Sublandlord and as between Master Landlord and Subtenant.

     4. Neither the Sublease nor this Consent thereto shall release or discharge the Sublandlord from any liability under the Master Lease. Sublandlord shall remain liable and responsible for the full performance and observance of all the provisions, covenants and conditions set forth in the Master Lease to be performed and observed by Sublandlord. Any breach or violation of any provision of the Master Lease by Subtenant shall constitute a default by Sublandlord in fulfilling such provision and Master Landlord can pursue any right contained in the Master Lease or under applicable law, including without limitation the termination of the Master Lease.

     5. This consent by Master Landlord shall not be construed as a consent by Master Landlord to any further subletting by Sublandlord or Subtenant or to any assignment by Sublandlord of the Master Lease or assignment by Subtenant of the Sublease, whether or not the Sublease purports to permit the same. Subtenant shall be permitted to sublease the Sublet Premises and assign the Sublease subject to the same consent requirements and standards as are applicable to Sublandlord under the Master Lease. This Consent shall not be construed as a consent by Master Landlord to any modification, amendment, extension or renewal of the Sublease. Sublandlord and Subtenant acknowledge and agree that the attempted exercise of any option to extend the term of the Sublease or to expand the Sublet Premises by the Subtenant shall, for purposes of the Master Lease and this Agreement, constitute a further subletting subject to the provisions of this paragraph 5.

     6. Concurrently with the execution and delivery of a copy of this Consent to Master Landlord (and prior to Master Landlord being required to execute this Consent) and in the event of any further assignment or subletting of the Sublet Premises by Sublandlord or Subtenant, Sublandlord shall deliver to Master Landlord itemized calculations of the Sublease rent and the

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Master Lease rent, specifying what excess rents are to be due to Master Landlord, if any, pursuant to the profit sharing provisions of the Master Lease. Such document shall be executed by Sublandlord and Subtenant and any further subtenant. All excess rent due Master Landlord, if any, shall be due and payable on or before the first of each month. In addition, without limiting any other provision of this Agreement, subject to the provisions of this Section A 6, if Sublandlord or any further subtenant is paid a lump sum fee by Subtenant or any further subtenant in any way relating to the Sublease and any further sublease, whether designated as Rent, Additional Rent, or any other designation, Sublandlord and Subtenant acknowledge and agree that Master Landlord shall be paid the applicable profit sharing percentage (as such percentage is set forth in the Master Lease based on a sublease or assignment by the tenant thereunder) of such payment based on the positive difference, if any, between such lump sum fee, less all rent paid by the landlord who received such payment to such landlord’s landlord under their applicable sublease or lease as the case may be, for the month in which such lump sum fee was paid. As an example, if Subtenant further subleases the Premises and Subtenant’s subtenant pays to Subtenant, for any given month, $1,000 more than Subtenant owes under the Sublease, and assuming the Master Lease provides for a fifty percent (50%) profit sharing as to a sublease by the tenant thereunder, fifty percent (50%) of such $1,000 (or $500) shall be paid by Subtenant directly to Master Landlord, regardless of any provision in the Sublease or sub-sublease to the contrary, and Sublandlord shall have no right or claim against Subtenant or Master Landlord for any such payment made to Master Landlord. Such profit sharing shall apply to each sublease or assignee (as well as Sublandlord) and payment by any given subtenant or assignee shall not limit any profit sharing owed by any other subtenant or assignee (or Sublandlord) to Master Landlord. For the purpose of calculating excess rent with respect to any lump sum payment for a complete or partial termination of the Sublease, reduction in the term of the Sublease, or other settlement in connection with the Sublease, such payment shall be treated as if it were amortized on a monthly basis over the period commencing on the effective date of such complete or partial termination of the Sublease, reduction in the term of the Sublease (in which case the effective date shall be the expiration or earlier termination of the Sublease), or other settlement in connection with the Sublease and continuing through May 16,2010. Such monthly amortized amount shall then be added to any other rentals Sublandlord shall receive then or at any time in the future from Subtenant or another subtenant or occupant in connection with the Sublet Premises (or the applicable portion of the Sublet Premises in the event of a partial termination) and excess rent shall be determined based on such combined amount. For the purpose of this calculation, if Sublandlord at any time following the date of the Sublease occupies a portion of the Sublet Premises, Sublandlord shall be deemed to have received rentals for such portion and during such period of occupancy in the amount of the rentals paid by Sublandlord under the Master Lease for such portion and for such period of time.

     7. In consideration of Master Landlord’s consent to the Sublease, Sublandlord irrevocably assigns to Master Landlord, as security for Sublandlord’s obligations under Master Lease, all rent and income payable to Sublandlord under the Sublease. Therefore, Master Landlord may collect all payments due under the Sublease and apply such payments towards Sublandlord’s obligations under the Master Lease; provided, however, so long as Sublandlord is not in default under the Master Lease beyond applicable notice and cure periods, Sublandlord shall be entitled to collect all such payments directly from Subtenant. In the event a default by Sublandlord under the Master Lease, beyond applicable notice and cure periods, has occurred and is continuing, Sublandlord and Subtenant agree that Subtenant shall pay to Master Landlord

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all rent and income payable to Sublandlord under the Sublease upon written demand without further consent of Sublandlord and Subtenant being required; provided, however, that until demand by Master Landlord, Sublandlord shall have the right to collect such payments. Sublandlord hereby irrevocably authorizes and directs Subtenant upon receipt of such written demand from Master Landlord to pay to Master Landlord the payments due and to become due under the Sublease. Sublandlord agrees that Subtenant shall have the right to rely on any such statement and request from Master Landlord, and that Subtenant shall pay such rents to Master Landlord without any obligation or right to inquire as to whether any default exists and notwithstanding any notice or claim from Sublandlord to the contrary. Sublandlord shall have no right or claim against Subtenant for any such payments so paid by Subtenant to Master Landlord. It is further agreed among the parties hereto that neither Sublandlord’s assignment of such rent and income, nor Master Landlord’s acceptance of any payment of rental or other sum due by Subtenant to Sublandlord under the Sublease, whether payable directly to Master Landlord or endorsed to Master Landlord by Sublandlord, shall in any way nor in any event be construed as creating a direct contractual relationship between Master Landlord and Subtenant, unless the parties expressly so agree in writing and such acceptance shall be deemed to be an accommodation by Master Landlord to and for the convenience of Sublandlord and Subtenant. Any direct contractual agreement between Master Landlord and Subtenant must be in writing.

     8. In addition to complying with Sublandlord’s obligations under the Master Lease to maintain insurance, Subtenant shall add and maintain Master Landlord as an additional insured under its insurance policies which insurance policies shall conform to the insurance required by Sublandlord under the Master Lease.

     9. Both Sublandlord and Subtenant shall be and shall continue to be liable for the payment of (a) all bills rendered by Master Landlord for charges incurred by or imposed upon Subtenant for services and materials supplied to the Sublet Premises beyond that which is required by the terms of the Master Lease, and (b) any additional costs incurred by Master Landlord for maintenance and repair of the Sublet Premises beyond that required by the terms of the Master Lease as the result of Subtenant occupying the Sublet Premises (including, but not limited to, any excess costs to Master Landlord of services furnished to or for the Sublet Premises).

     10. Notwithstanding anything to the contrary contained in the Sublease, all requests for any service to be supplied by Master Landlord to the Sublet Premises, all requests to make improvements or alterations to the Sublet Premises, all requests to further sublet the Sublet Premises or assign the Sublease, and all other requests for Master Landlord’s consent or approval must be made by Sublandlord on behalf of Subtenant.

     11. Except as expressly set forth herein to the contrary, Sublandlord and Subtenant understand and acknowledge that Master Landlord’s consent herein is not a consent to any improvement or alteration work to be performed in the Sublet Premises (including without limitation any improvement work contemplated in the Sublease), that Master Landlord’s consent for such work must be separately sought, and that any such work shall be subject to all the provisions of the Master Lease with respect thereto.

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     12. Sublandlord and Subtenant shall be solely and fully responsible for all costs and expenses to properly, and in accordance with the Master Lease and applicable laws, demise the Sublet Premises from the Premises, including, without limitation, the division of all electrical (and other utilities), the HVAC (and other building service facilities), and alterations to comply with all laws, including, without limitation, fire exiting requirements.

B.	Direct Renco – At Road Lease Upon Specified Events.

     1. Recognition and New Direct Lease. Upon termination of the Master Lease with respect to the Sublet Premises, if the same occurs before the end of the term of the Sublease, Master Landlord shall recognize the Subtenant as a direct tenant as to the Sublet Premises, and Subtenant shall recognize Master Landlord as a direct landlord as to the Sublet Premises, on the same terms and conditions as the Master Lease between Master Landlord and Sublandlord, except (a) the Master Lease shall be interpreted to apply only to the Sublet Premises and the rights and obligations shall be deemed adjusted accordingly to apply only to the Sublet Premises, (b) Subtenant shall pay an allocable share of expenses common to the entire Premises based on the square footage of the Sublet Premise in relation to the entire Premises, (c) the Base Rent shall be as set forth below, (d) Subtenant shall be entitled to occupy the Sublet Premises commencing on October 7, 2004 for the sole purpose of constructing the Alterations (as defined below) and commencing on January 7, 2005 for the purpose of conducting its business operations, (e) Subtenant shall receive no credit for any security deposit or prepaid rent paid by Sublandlord to Master Landlord, (f) Subtenant shall have no options to extend, renew or to purchase, nor any rights of first refusal, or other such rights notwithstanding anything to the contrary set forth in the Master Lease, (g) Subtenant’s share of the parking shall be based upon Subtenant taking occupancy of the Sublet Premises as of January 7, 2005 and (h) the “Security Deposit” under the Direct Lease shall be Ninety-Five Thousand Dollars ($95,000) (the “Direct Lease Security Deposit”) and such Direct Lease Security Deposit shall be paid concurrently with the execution of the Direct Lease and there shall be no other security deposit or letter of credit required under the Direct Lease (hereinafter such lease terms shall be referred to as the “Direct Lease”). The Direct Lease shall be effective as of the date of the termination, if any, of the Master Lease (the “Direct Lease Date”), and Master Landlord shall not disturb Subtenant’s possession and occupancy of the Sublet Premises for the Direct Lease term, provided that:

          (i) On the Direct Lease Date, and for the remainder of the Direct Lease Term, Subtenant neither:

               (a) is in default under the Sublease beyond applicable notice and cure periods, nor under any applicable notice and cure periods of the Master Lease; nor

               (b) caused Sublandlord’s default under the Master Lease, which default resulted in the termination of the Master Lease; and

          (ii) As of the Direct Lease Date, and for the remainder of the Direct Lease Term, Subtenant shall:

               (a) attorn to and accept Master Landlord as its direct landlord pursuant to the terms and conditions of the Direct Lease, as set forth above, for the term of the Direct

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Lease (which shall be the same as the term would have been under the Master Lease if the Master Lease was not terminated);

               (b) comply with all the terms and conditions of the Direct Lease; and

               (c) pay directly to Master Landlord the Base Monthly Rent, as hereinafter set forth, Additional Rent and all other amounts payable under the Direct Lease, with respect to the Sublet Premises, when due thereunder. The Base Rent for the Direct Lease Term shall be the corresponding Base Rent that would have been paid under the Sublease as set forth below (the time references below are to the Sublease term and shall be applicable to the Direct Lease term based on the Direct Lease Date at that time). As an example, if the Sublease term commenced on February 1, 2005 and the Master Lease terminated on June 1, 2005, the Direct Lease Date would be June 1, 2005 and the initial Base Rent under the Direct Lease would be Seventy Thousand Thirty Five and no/100 Dollars ($70,035.00).

	Months into the		Due Date for Monthly
Square Feet	Sublease term	Rent/Month	Rental Payments
102,554	1	$0.00	February 1, 2005
102,554	2	$0.00	March 1, 2005
102,554	3	$0.00	April 1, 2005
102,554	4	$0.00	May 1, 2005
102,554	5	$70,035	June 1, 2005
102,554	6	$70,035	July 1, 2005
102,554	7	$70,035	August 1, 2005
102,554	8	$70,035	September 1, 2005
102,554	9	$70,035	October 1, 2005
102,554	10	$70,035	November 1, 2005
102,554	11	$70,035	December 1, 2005
102,554	12	$84,599	January 1, 2006
102,554	13	$84,599	February 1, 2006
102,554	14	$84,599	March 1, 2006
102,554	15	$84,599	April 1, 2006
102,554	16	$84,599	May 1, 2006
102,554	17	$84,599	June 1, 2006
102,554	18	$84,599	July 1, 2006
102,554	19	$84,599	August 1, 2006
102,554	20	$84,599	September 1, 2006
102,554	21	$84,599	October 1, 2006
102,554	22	$84,599	November 1, 2006
102,554	23	$84,599	December 1, 2006
102,554	24	$87,137	January 1, 2007
102,554	25	$87,137	February 1, 2007
102,554	26	$87,137	March 1, 2007
102,554	27	$87,137	April 1, 2007
102,554	28	$87,137	May 1, 2007
102,554	29	$87,137	June 1, 2007
102,554	30	$87,137	July 1, 2007
102,554	31	$87,137	August 1, 2007
102,554	32	$87,137	September 1, 2007

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	Months into the		Due Date for Monthly
Square Feet	Sublease term	Rent/Month	Rental Payments
102,554	33	$87,137	October 1, 2007
102,554	34	$87,137	November 1, 2007
102,554	35	$87,137	December 1, 2007
102,554	36	$89,751	January 1, 2008
102,554	37	$89,751	February 1, 2008
102,554	38	$89,751	March 1, 2008
102,554	39	$89,751	April 1, 2008
102,554	40	$89,751	May 1, 2008
102,554	41	$89,751	June 1, 2008
102,554	42	$89,751	July 1, 2008
102,554	43	$89,751	August 1, 2008
102,554	44	$89,751	September 1, 2008
102,554	45	$89,751	October 1, 2008
102,554	46	$89,751	November 1, 2008
102,554	47	$89,751	December 1, 2008
102,554	48	$92,443	January 1, 2009
102,554	49	$92,443	February 1, 2009
102,554	50	$92,443	March 1, 2009
102,554	51	$92,443	April 1, 2009
102,554	52	$92,443	May 1, 2009
102,554	53	$92,443	June 1, 2009
102,554	54	$92,443	July 1, 2009
102,554	55	$92,443	August 1, 2009
102,554	56	$92,443	September 1, 2009
102,554	57	$92,443	October 1, 2009
102,554	58	$92,443	November 1, 2009
102,554	59	$92,443	December 1, 2009
102,554	60	$95,217	January 1, 2010
102,554	61	$95,217	February 1, 2010
102,554	62	$95,217	March 1, 2010
102,554	63	$95,217	April 1, 2010
102,554	64	$95,217	May 1, 2010

          (iii) Subtenant shall execute such new Direct Lease with Master Landlord, and pay the Direct Lease Security Deposit, upon the terms set forth above, within fifteen (15) days after Master Landlord’s presentment of such lease to Tenant for execution.

          (iv) As the Direct Lease shall be a lease between Master Landlord and Subtenant as of the Direct Lease Date, the parties agree that: (A) Master Landlord may communicate directly with and proceed directly against Subtenant, with or without notice to or the involvement of Sublandlord, to enforce all of the obligations of Subtenant under the terms and conditions of the Direct Lease with respect to the Sublet Premises; and (B) Subtenant may communicate directly with and proceed against Master Landlord, with or without notice to or the involvement of Sublandlord, to enforce all of the obligations of Master Landlord under the terms and conditions of the Direct Lease with respect to the Sublet Premises.

          (v) It is agreed such Direct Lease mitigates some damages Master Landlord shall incur as a result of the termination of the Master Lease but such Direct Lease in no way releases Sublandlord from any damages relating to the Master Lease or Master Lease termination and the same is in no way a novation of the Master Lease obligations.

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     2. Notice of Master Lease or Sublease Termination. Master Landlord shall give Subtenant reasonably prompt written notice when the Master Lease is terminated and Sublandlord shall give Master Landlord reasonably prompt written notice when the Sublease is terminated.

     3. Pre-approval of Certain Alterations. Master Landlord has reviewed and hereby approves those certain improvements and alterations which are described and depicted on Exhibit D to the Sublease (“Alterations”) and which are proposed to be constructed in the Sublet Premises by Subtenant; provided, however, that both Sublandlord and Subtenant shall be required to restore the Premises, to the extent required by Master Landlord, either prior to or following the expiration or termination of the Sublease or Direct Lease, as applicable (upon request, not sooner than sixty days prior to the expiration or earlier termination of the applicable Sublease or Direct Lease, Landlord shall specify the extent of the required restoration). Such restoration, in the case of Subtenant, shall be no greater than the restoration of the Sublet Premises to the condition existing immediately prior to Subtenant’s construction of the specified Alterations, and in the case of Sublandlord, shall be not greater than the condition required under the Master Lease. With respect to such Alterations, Subtenant shall:

     (a) at least ten (10) business days prior to submission for any building or other agency permit, deliver to Master Landlord, for approval, all plans and other documents that shall be submitted to the applicable agency for permit issuance, which shall be approved or reasonably disapproved by Master Landlord within ten (10) business days after Master Landlord’s receipt of the same; (b) obtain all permits or other governmental approvals prior to commencing any work and shall deliver a copy of the same to Master Landlord prior to the commencement of any work; (c) construct all improvements with materials and quality similar to the improvements currently existing in the 47071 Premises; (c) deliver at least ten (10) days prior notice to Master Landlord of the date Subtenant intends to commence construction, sufficient to enable Master Landlord to post a notice of non-responsibility; (d) install all such Alterations by a licensed, insured (and bonded, at Master Landlord’s option) contractor (reasonably approved by Master Landlord) in compliance with all applicable laws; (e) provide to Master Landlord waivers of liens, and surety company performance bonds as Master Landlord shall reasonably require to assure payment of the costs thereof to protect Master Landlord and the Sublet Premises from and against any loss from any mechanic’s, materialmen’s or other liens; (f) cause all work to be done in a good and workmanlike manner; (g) have the work performed in such a manner as not to obstruct access to any common areas, as defined in the Master Lease for any other tenant of the Building or project of which the Building is a part; and (h) carry “Builder’s All Risk” insurance in an amount reasonably approved by Master Landlord, and such other insurance as set forth on Attachment 1 hereto, it being understood and agreed that all of such Alterations shall be insured by Subtenant in accordance with the Master Lease during construction and upon completion thereof. With respect to the Alterations, Master Landlord’s approval of any plans, specifications or working drawings for Subtenant’s Alterations shall not create nor impose any responsibility or liability on the part of Master Landlord for their completeness, design sufficiency, or compliance with any laws, ordinances, rules and regulations of governmental agencies or authorities.

Subtenant hereby agrees to separately meter the Sublet Premises from the balance of the Master Premises and install the new demising wall as described on Exhibit D to the Sublease on or before the first day of the “Term” of the Sublease.

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     4. Letter of Credit. Simultaneously with Sublandlord’s execution and delivery to Master Landlord of this Consent, Sublandlord shall deliver to Master Landlord an irrevocable and unconditional negotiable letter of credit (“Letter of Credit”) in the amount of One Million Dollars ($1,000,000.00) (the “LC Amount”) which Letter of Credit shall be in addition to the existing letter of credit that was previously provided to Master Landlord under the Master Lease. The Letter of Credit shall be payable in the County of Santa Clara, California, shall run in favor of Master Landlord, and be issued by a solvent nationally recognized bank or financial institution. Such nationally recognized bank or financial institution must have a long term rating of AA or higher, as rated by Moody’s Investors Service or Standard & Poor’s, and be under the supervision of the Superintendent of Banks of the State of California or a National Banking Association.

     The Letter of Credit is being delivered by Sublandlord to Master Landlord as collateral for the full and faithful performance by Sublandlord of all of its obligations under the Master Lease and for all losses and damages Master Landlord may suffer as a result of any default by Sublandlord under the Master Lease, provided however, that neither the Letter of Credit, nor the amount thereof, in any way limits Sublandlord’s liability to Master Landlord. The Letter of Credit shall contain the following terms and provisions:

          (a) The Letter of Credit shall be: (i) at sight and irrevocable and unconditional; (ii) maintained in effect, whether through replacement, renewal or extension, for the period from the Sublease commencement date and continuing until the date which is sixty (60) days after the Expiration Date of the Master Lease, which date shall be deemed to include any and all extensions of the Master Lease, if applicable, subject to reduction as set forth below (the “Letter of Credit Expiration Date”) and Sublandlord shall deliver a new Letter of Credit or certificate of renewal or extension to Master Landlord at least thirty (30) days prior to the expiration of the Letter of Credit without any action whatsoever on the part of Master Landlord, (iii) subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590, and (iv) fully assignable by Master Landlord and permit partial draws. Regardless of anything to the contrary set forth herein, in all events Master Landlord must be provided from the issuing bank a notice at least thirty (30) days prior to the expiration of the Letter of Credit stating the date upon which the Letter of Credit will expire (“Letter of Credit Expiration Notice”). The Letter of Credit Expiration Notice must be delivered by personal delivery or registered or certified mail, return receipt requested, to all addresses for notices set forth in this Consent and such notices must actually be received and signed for by the person set forth in such notice provisions to be effective. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same) shall be consistent with the foregoing, must be acceptable to Master Landlord in Master Landlord’s reasonable discretion and shall provide, among other things, that: (A) Master Landlord shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the issuing bank of Master Landlord’s statement that such amount is due to Master Landlord under the terms and conditions of this Consent; (B) the Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Sublandlord disputes the content of such statement; and (C) in the event of a transfer of Master Landlord’s interest in the Building, Master Landlord may transfer the Letter of Credit to the transferee without any cost or expense to either Master Landlord or transferee and without any conditions imposed by the issuing bank.

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          (b) Sublandlord hereby acknowledges and agrees that Master Landlord is entering into this Consent in material reliance upon the ability of Master Landlord to draw upon the Letter of Credit upon the occurrence of any Default beyond applicable notice and cure periods by Sublandlord under the Master Lease or this Consent. Sublandlord further acknowledges and agrees that if Master Landlord cannot draw upon the Letter of Credit within the times and in the manner as anticipated by Master Landlord herein, Master Landlord shall suffer irreparable damage, harm and injury. From time to time during the term of the Master Lease it is anticipated by the parties that the Letter of Credit will need to be amended, modified and, possibly reissued. Sublandlord and Master Landlord hereby covenant and agree to cooperate with one another to promptly effectuate any such amendments, modifications and new issuances, including without limitation, executing and submitting to the Issuer any and all documents or instruments as may be reasonably required to effectuate the same. Each and every time during the Master Lease, which shall include any and all extensions thereto, there is a change in the identity or address of the parties, including without limitation, any change in the identity of Master Landlord due to the sale, transfer or other conveyance by Master Landlord of its rights and interests in, to and under this Consent or the Master Lease to any other party, person or entity, the Letter of Credit shall immediately be amended or reissued without any cost or expense to Master Landlord or such transferee to reflect such changes and the parties hereby agree to execute and submit to the Issuer such further applications, documents and instruments as may be necessary to effectuate the same. It is the intention of Sublandlord and Master Landlord that each and every successor and assign of Sublandlord and Master Landlord be bound by and subject to the terms and provisions of this paragraph and Agreement. Master Landlord may at any time and without notice to Sublandlord or Subtenant and without first obtaining Sublandlord’s or Subtenant’s consent thereto, assign all or any portion of its interest in and to the Letter of Credit to another party, person or entity, where such assignment is part of an assignment by Master Landlord of its rights and interests in and to the Master Lease to the transferee of the Letter of Credit.

          (c) If, as a result of any such application or use of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the LC Amount, Sublandlord shall, within ten (10) days thereafter, provide Master Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total amount of the LC Amount) and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Agreement, and if Sublandlord fails to comply with the foregoing, notwithstanding anything to the contrary contained herein, the same shall constitute an incurable default by Sublandlord. Sublandlord further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Master Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Letter of Credit Expiration Date, Master Landlord will accept a renewal letter of credit or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than thirty (30) days prior to the expiration of the Letter of Credit) which shall be irrevocable and automatically renewable as above provided through the Letter of Credit Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Master Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or if Sublandlord fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this paragraph, Master Landlord shall have the right to present such Letter of Credit to the bank in

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accordance with the terms of this paragraph, and the entire sum evidenced thereby shall be paid to and held by Master Landlord as collateral for performance of all of Sublandlord’s obligations under the Master Lease and this Consent and for all losses and damages Master Landlord may suffer as a result of any default by Sublandlord under the Master Lease.

          (d) If there shall occur a default under the Master Lease beyond applicable notice and cure periods by Sublandlord Master Landlord may, but without obligation to do so, draw upon the Letter of Credit in part or in whole to the extent necessary in Master Landlord’s reasonable discretion to cure any default of Sublandlord and/or to compensate Master Landlord for any and all damages of any kind or nature sustained or which may be sustained by Master Landlord resulting from Sublandlord’s default (or in the event Master Landlord terminates the Master Lease as a result of such default, Master Landlord shall be entitled to draw upon the Letter of Credit in its entirety and hold the same as cash collateral for performance of all of Sublandlord’s obligations pending determination of the losses and damages to which Master Landlord shall be entitled pursuant to the Master Lease and applicable law). Sublandlord and Subtenant agree not to interfere in any way with payment to Master Landlord of the proceeds of the Letter of Credit, regardless of whether any dispute exists between Subtenant and/or Sublandlord and Master Landlord as to Master Landlord’s right to draw from the Letter of Credit. No condition or term of this Consent or the Master Lease shall be deemed to fender the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.

          (e) The parties acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor be (x) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7 (as supplemented, amended, replaced and substituted from time to time), (y) subject to the terms of such Section 1950.7 (as supplemented, amended, replaced and substituted from time to time), or (z) intended to serve as a “security deposit” within the meaning of such Section 1950.7 (as supplemented, amended, replaced and substituted from time to time). The parties hereto (a) agree that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 (as supplemented, amended, replaced and substituted from time to time), and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto, and (b) waive any and all rights, duties and obligations either party may now or in the future will have relating to or arising from the Security Deposit Laws.

          (f) At Sublandlord’s request, and in the event that Sublandlord shall provide Master Landlord with quarterly statements for the four most recent consecutive fiscal quarters of Sublandlord (with the 1st of such quarters commencing following the full execution of this Agreement), as are required to be filed, and as have been filed, with the Securities and Exchange Commission (“SEC”) which show conclusively that (i) Sublandlord’s earnings from operations were positive for each such fiscal quarter, and (ii) as of the end of each quarter Sublandlord had unencumbered (not pledged in any respect) cash, cash equivalents, and/or short-term marketable securities (defined below) which securities are, in the case of equity securities, issued by companies listed on either the New York. American or NASDAQ stock exchanges and are companies whose senior debt rating is listed as AA or better by Moody’s Investors Service or Standard & Poor’s, the total cash, cash equivalents and short-term marketable securities of which

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is at least Twenty Million Dollars ($20,000,000), all determined under accounting principals generally accepted in the United States (i.e., U.S. GAAP); then in such event, the Letter of Credit shall be reduced by Three Hundred Thousand Dollars ($300,000.00) for each of the first two such four quarter milestones and a final Four Hundred Thousand Dollars ($400,000.00) for the third such four quarter milestone. In addition, in the event that Subtenant files for bankruptcy protection and rejects and terminates the Sublease pursuant to such bankruptcy, Master Landlord will agree to a termination of the Letter of Credit upon completion of all restoration requirements as set forth in Section B 3 above and if Sublandlord is then current on all Master Lease obligations. Such Letter of Credit reductions or termination, as the case may be, may only occur by way of a written request by Master Landlord to the bank issuing the Letter of Credit, upon the written request of Sublandlord which request shall include reasonable evidence of the requirements for such reduction or termination to occur.

For the purposes of this subsection (f), “marketable securities” shall mean any of the following:

     (i) Government securities including US direct obligations, federal agency issues and securities backed by the full faith and credit of the US government;

     (ii) Municipals with an A2/A or higher rating by Standard and Poor’s;

     (iii) Sovereign or multinational issuers rated AA2/AA or better by Standard and Poor’s;

     (iv) Bank securities or deposits with long-term debt ratings of A2/A or higher by Standard and Poor’s and short term ratings of A-1/P-1 or higher by Standard and Poor’s;

     (v) Corporate securities with commercial paper rated A-1 by Standard and Poor’s, P-1 by Moody’s or F1 by Fitch. Commercial paper must be rated by 2 of the 3 aforementioned rating agencies with no split rated credits;

     (vi) Auction rate securities/money market funds rated A2/A or higher by Standard and Poor’s;

     (vii) Corporate debt rated A2/A or higher by Standard and Poor’s;

     (viii) Asset backed securities rated A3/A- or equivalent by Standard and Poor’s;

     (ix) Repurchase agreements with banks with long-term debt ratings of AA/AA2 or higher by Standard and Poor’s and short term ratings of A-1/P-1 (S&P/Moody’s) or higher and repurchase agreements with dealers rated A-1 (S&P), P-1 (Moody’s) or F1 (Fitch) with commercial paper rated by 2 of the 3 aforementioned rating agencies;

     (x) Master notes, privately negotiated between Sublandlord’s fund managers and large corporations who issue high grade commercial paper with credit quality the same as the Corporations’ marketable commercial paper which must be A2/A or higher by Standard and Poor’s;

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For the purposes of this subsection (f), “short-term marketable securities” shall mean the foregoing marketable securities with maturities of twelve (12) months or less.

     (g) Except to the extent of any damages incurred by Landlord or draws or applications permitted hereunder, Master Landlord shall return the Letter of Credit to Sublandlord for cancellation within sixty (60) days of the expiration or sooner termination of the Master Lease.

C.	General Provisions.

     1. This Consent is not assignable.

     2. Sublandlord and Subtenant each covenant and agree that under no circumstances shall Master Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease.

     3. In the event of any conflict between the provisions of this Agreement and the provisions of the Sublease, the provisions of this Agreement shall prevail unaffected by the Sublease.

     4. Any notice or communication that any party hereto may desire or be required to give to any other party under or with respect to this Agreement shall be given in accordance with the procedures as set forth in the Master Lease, and shall be delivered to the following addresses: in the case of Master Landlord, at c/o Renco Properties, Inc., 1285 Oakmead Parkway, Sunnyvale, CA 94085, and in the case of Subtenant, at the Sublet Premises, and in the case of Sublandlord, at 46939 Bayside Parkway, Fremont, California, or in any case at such other address any party may have designated by notice given in accordance with the provisions of this paragraph.

     5. The Sublease cannot be amended or modified without Master Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Sublandlord and Subtenant agree, at any time and from time to time, upon not less than fifteen (15) days’ prior notice by Master Landlord, to execute, acknowledge and deliver to Master Landlord a statement in writing certifying that the Sublease is unmodified and in full force and effect (or, if there have been modifications, as permitted herein, that the Sublease is in full force and effect as modified and stating the modification), and the dates to which the annual base rental, additional rent and other charges have been paid, and stating whether or not, to the certifying party’s actual knowledge, Sublandlord or Subtenant is in default in performance of any covenant, agreement, term, provision or condition contained in the Sublease and, if so, specifying each such default, it being intended that any such statement delivered pursuant hereto may be relied upon by Master Landlord and any prospective purchaser or lessee of the Building, or any trustee or beneficiary under any deed of trust affecting the Building. Sublandlord and Subtenant also agree to execute and deliver from time to time such other estoppel certificates as any lender may reasonably require with respect to the Sublease.

     6. In the event of any arbitration or action or proceeding at law or in equity between or among the parties to this Agreement as a consequence of any controversy, claim or dispute relating to this Agreement or the breach thereof, or to enforce any of the provisions and/or rights

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hereunder, the unsuccessful party or parties to such arbitration, action or proceeding shall pay to the prevailing party or parties all costs and expenses, including reasonable attorney’s fees incurred therein by such prevailing party or parties, and if such prevailing party or parties shall recover judgment in any such arbitration, action or proceeding, such costs, expenses and fees shall be included in and as part of such judgment.

     7. Each of Subtenant and Sublandlord agrees, jointly and severally, that, except to the extent of the active negligence or willful misconduct of Master Landlord or its agents or contractors or a breach of Master Landlord’s obligations under the Master Lease, it shall indemnify, defend and hold Master Landlord harmless from and against any and all claims arising out of (a) Subtenant’s use of the Sublet Premises or any part thereof for the conduct of its business, or (b) any activity, work or other thing done, permitted or suffered by Subtenant in or about the Building or the Sublet Premises, or any part thereof, or (c) any breach or default in the performance of any obligation on Subtenant’s part to be performed under the terms of the Sublease or this Agreement, (d) any negligence or willful misconduct of Subtenant or any officer, agent, employee, contractor, servant, invitee or guest of Subtenant, or (e) any claim for brokerage commissions or other charges or expenses in connection with the Sublease; and in each case from and against any and all damages, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) arising in connection with any such claim or claims as described in clauses (a) through (e) above, or any action or proceeding brought thereon. If any such action or proceeding be brought against Master Landlord, the indemnifying party upon notice from Master Landlord shall defend such action or proceeding at the indemnifying party’s sole expense by counsel reasonably satisfactory to Master Landlord. Except to the extent of the active negligence or willful misconduct of Master Landlord or its agents or contractors or a breach of Master Landlord’s obligations under the Master Lease, Subtenant, as a material part of the consideration to Master Landlord, hereby assumes all risk of damage or loss to property or injury or death to persons, in, upon or about the Sublet Premises from any cause and waives all claims in respect thereof against Master Landlord.

     8. This Consent to Sublease shall only be effective, and Master Landlord’s consent to the Sublease given, when this Consent is fully-executed and delivered to Master Landlord, Sublandlord and Subtenant.

     9. This Agreement shall be construed in accordance with the laws of the State of California and together with the Sublease and the Master Lease contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be changed or terminated orally or by course of conduct.

     10. Concurrently with the execution and delivery of this Agreement to Master Landlord for Master Landlord’s execution, Sublandlord agrees to reimburse Master Landlord the sum of $9,165.00 for the reasonable costs and attorneys’ fees actually incurred by Master Landlord in conjunction with the negotiation and documentation of the this Consent.

     11. This Agreement is hereby incorporated into the Sublease and shall be attached to the Sublease.

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     12. This Agreement may be executed in one or more counterparts and each set of duly delivered identical counterparts which includes all signatories shall be deemed to be one original document. For purposes of this paragraph, executed counterparts delivered via facsimile are deemed to be originals. This Agreement contains the entire agreement between the parties hereto and shall be binding upon and inure to the benefit of their respective heirs, representatives, successors and permitted assigns.

     13. This Agreement is incorporated into the Master Lease and any default hereunder shall be deemed a default under the Master Lease (subject to applicable notice and cure periods in the Master Lease).

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In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

MASTER LANDLORD:

RENCO INVESTMENT COMPANY,
a California general partnership

By:	/s/ DONALD E. VERMEIL, TTEE	By:	/s/ RICHARD T. PEERY, TRUSTEE

Name:	DONALD E. VERMEIL, TTEE	Name:	RICHARD T. PEERY, TRUSTEE
Title:	General Partner REVOCABLE TRUST AGREEMENT DATED 11/6/78, AS AMENDED	Title:	General Partner
		By:	/s/ WILLIAM N NEIDIG

		Name:	WILLIAM N NEIDIG, PRESIDENT RIVERSIDE INTERESTS, INC.
		Title:	General Partner

SUBLANDLORD:

VA SOFTWARE CORPORATION a Delaware corporation

By:	/s/ ALI JENAB

Name:	ALI JENAB
Title:	President & CEO

By:	/s/ KATHLEEN R MCELWEE

Name:	KATHLEEN R MCELWEE
Title:	VP + CFO

SUBTENANT:

AT ROAD, INC., a Delaware Corporation

By:	/s/ KRISH PANU

Name:	KRISH PANU
Title:	CEO / PRESIDENT

By:	/s/ CAROL RICE MURPHY

Name:	CAROL RICE MURPHY
Title:	CFO

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June 9, 2004

Attachment 1
Construction Insurance Requirements

Before commencing any work, the contractor shall procure and maintain at its sole cost and expense until completion and final acceptance of the work, at least the following minimum levels of insurance.

A. Workers’ Compensation in statutory amounts and Employers Liability Insurance in the minimum amounts of $100,000 each accident for bodily injury by accident and $100,000 each employee for bodily injury by disease with a $500,000 policy limit, covering each and every worker used in connection with the contract work.

B. Comprehensive General Liability Insurance on an occurrence basis including, but not limited to, protection for Premises/Operations Liability, Broad Form Contractual Liability, Owner’s and Contractor’s Protective, and Products/Completed Operations Liability*, in the following minimum limits of liability.

Bodily Injury, Property Damage, and Personal Injury Liability	$2,000,000/each occurrence $3,000,000/aggregate

     * Products/Completed Operations Liability Insurance is to be provided for a period of at least one (1) year after completion of work.

     Coverage should include protection for Explosion, Collapse and Underground Damage.

C. Comprehensive Automobile Liability Insurance with the following minimum limits of liability.

Bodily Injury and Property	$1,000,000/each occurrence
Damage Liability	$2,000,000/aggregate

     This insurance will apply to all owned, non-owned or hired automobiles to be used by the Contractor in the completion of the work.

D. Umbrella Liability Insurance in a minimum amount of five million dollars ($5,000,000), providing excess coverage on a following-form basis over the Employer’s Liability limit in Paragraph A and the liability coverages outlined in Paragraphs B and C.

E. Equipment and Installation coverages in the broadest form available covering Contractor’s tools and equipment and material not accepted by Tenant. Tenant will provide Builders Risk Insurance on all accepted and installed materials.

All policies of insurance, duplicates thereof or certificates evidencing coverage shall be delivered to Landlord prior to commencement of any work and shall name Landlord, and its partners and lenders as additional insureds as their interests may appear. All insurance policies shall (1) be issued by a company or companies licensed to be business in the state of California, (2) provide that no cancellation, non-renewal or material modification shall be effective without thirty (30)

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days prior written notice provided to Landlord, (3) provide no deductible greater than $5,000 per occurrence, (4) contain a waiver to subrogation clause in favor of Landlord, and its partners and lenders, and (5) provide that such insurance is primary to any insurance carried by Landlord.

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